Exhibit 10.29

ALBERTSONS, INC.

2004 EQUITY AND PERFORMANCE INCENTIVE PLAN

(As Assumed by SUPERVALU INC.)

STOCK OPTION AGREEMENT

This agreement is made and entered into as of the Grant Date indicated below, by and between SUPERVALU INC. and the individual whose name and signature appears below (“Optionee”).

The Company has established the Albertson’s, Inc. 2004 Equity and Performance Plan, as assumed by SUPERVALU INC. (the “Plan”), under which key employees of the Company and its Affiliates may be granted Options to purchase shares of the Company’s common stock. Optionee has been selected by the Company to receive an Option subject to the provisions of this agreement. Capitalized terms that are used in this agreement, that are not defined, shall have the meanings ascribed to them in the Plan.

The Company and Optionee hereby agree as follows:

1.	Option Grant. The Company hereby grants to Optionee, subject to Optionee’s acceptance hereof, the right and option to purchase the number of Shares indicated below at the exercise price per Share indicated below. The Option has been designated as a Non-Qualified Stock Option (“NQ”) for tax purposes, the consequences of which are set forth in the prospectus that describes the Plan.

2.	Acceptance of Option and Stock Option Terms and Conditions. The Option is subject to and governed by the Stock Option Terms and Conditions attached hereto, and the Plan. To accept the Option, Optionee must sign and return a copy of this agreement to the Company within ninety (90) days after the Grant Date. By so doing, Optionee agrees to be bound by the Stock Option Terms and Conditions and the provisions of the Plan.

3.	Vesting, Exercise Rights and Expiration. Twenty percent (20%) of the Option shall vest on the Grant Date and the remaining portion shall vest in four (4) equal annual installments commencing on each anniversary of the Grant Date. The vested portion of the Option may be exercised in whole or part, subject to the Stock Option Terms and Conditions. Except as otherwise provided in the Stock Option Terms and Conditions, the Option will expire on the Expiration Date indicated below.

Option Number	Grant Date	Number of Shares	Type of Option	Exercise Price	Expiration Date

SUPERVALU INC.	OPTIONEE

Burt M. Fealing
Vice President, Corporate Secretary and Chief Securities Counsel

ALBERTSON’S, INC.

2004 EQUITY AND PERFORMANCE INCENTIVE PLAN

(As assumed by SUPERVALU INC.)

STOCK OPTION TERMS AND CONDITIONS

These Stock Option Terms and Conditions (“Terms and Conditions”) apply to the Option granted to you under the Albertson’s, Inc. 2004 Equity and Performance Incentive Plan, as assumed by SUPERVALU INC. (the “Plan”), pursuant to the Stock Option Agreement to which this document is attached. Capitalized terms that are used in this document, but are not defined, shall have the meanings ascribed to them in the Plan or the Stock Option Agreement.

1.	Vesting and Exercisability. The Option shall vest in cumulative installments as follows:

a)	As of the Grant Date, twenty percent (20%) of the Option shall immediately vest and twenty percent (20%) of the Shares subject to the Option shall then be available for purchase, provided you have signed and returned your Stock Option Agreement within the time period specified.

b)	On each anniversary of the Grant Date, an additional twenty percent (20%) of the Option shall vest and an additional twenty percent (20%) of the Shares subject to the Option shall then be available for purchase.

The vested portion of the Option may be exercised at any time, or from time to time, to purchase Shares. If in any year the full amount of Shares that may be purchased pursuant to the vested portion of the Option is not purchased, the remaining amount of such Shares shall be available for purchase during the remainder of the term of the Option.

2. Manner of Exercise. Except as provided in Section 8 below, you cannot exercise the Option unless at the time of exercise you are an employee of the Company or an Affiliate. Prior to your death, only you may exercise the Option. You may exercise the Option as follows:

a)	By delivering a “Notice of Exercise of Stock Option” to the Company at its principal office, attention: Corporate Secretary, stating the number of Shares being purchased and accompanied by payment of the full purchase price for such Shares (determined by multiplying the Exercise Price by the number of Shares to be purchased). [Note: In the event the Option is exercised by any person other than you pursuant to any of the provisions of Section 8 below, the Notice must be accompanied by appropriate proof of such person’s right to exercise the Option.]; or

b)	By entering an order to exercise the Option using E*TRADE’s OptionsLink website.

3. Method of Payment. The full purchase price for the Shares to be purchased upon exercise of the Option must be paid as follows:

a)	By delivering directly to the Company, cash or its equivalent payable to the Company;

b)	By delivering indirectly to the Company, cash or its equivalent payable to the Company through E*TRADE’s OptionsLink website; or

c)	By delivering Shares having a Fair Market Value as of the Exercise Date equal to the purchase price (commonly known as a “Stock Swap”); or

d)	By delivering the full purchase price in a combination of cash and shares.

4. Delivery of Shares. You shall not have any of the rights of a stockholder with respect to any Shares subject to the Option until such Shares are purchased by you upon exercise of the Option. Such Shares shall then be issued and delivered to you by the Company as follows:

a)	In the form of a stock certificate registered in your name or your name and the name of another adult person (21 years of age or older) as joint tenants, and mailed to your address; or

b)	In “book entry” form, i.e. registered with the Company’s stock transfer agent, in your name or your name and the name of another adult person (21 years of age or older) as joint tenants, and sent by electronic delivery to your brokerage account.

5. Withholding Taxes. You are responsible for the payment of any federal, state, local or other taxes that are required to be withheld by the Company upon exercise of the Option and you must promptly remit such taxes to the Company. You may elect to remit these taxes by:

a)	Delivering directly to the Company, cash or its equivalent payable to the Company;

b)	Delivering indirectly to the Company, cash or its equivalent payable to the Company through E*TRADE’s OptionsLink website;

c)	Having the Company withhold a portion of the Shares to be issued upon exercise of the Option having a Fair Market Value equal to the amount of federal and state income tax required to be withheld upon such exercise (commonly referred to as a “Tax Swap” or “Stock for Tax”); or

d)	Delivering Shares to the Company, other than the Shares issuable upon exercise of the Option, having a Fair Market Value equal to such taxes. [Note: In addition to delivering Shares to satisfy required tax withholding obligations, you may also elect to deliver additional Shares to the Company, other than the Shares issuable upon exercise of the Option, having a Fair Market Value equal to the amount of any additional federal or state income taxes imposed on you in connection with the exercise of the Option, provided such Shares have been held by you for a minimum of six (6) months.]

6. Change of Control. In the event of the occurrence of a Change of Control of the Company, the unvested portion of the Option shall immediately vest and the Option shall become immediately exercisable in full. The term “Change of Control”, means any of the following events:

a)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (a), the following share acquisitions shall not constitute a Change of Control; (A) any acquisition directly from the Company or (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

b)	The consummation of any merger or other business combination of the Company, the sale or lease of all or substantially all the Company’s assets or any combination of the foregoing transactions (each a “Transaction”) other than a Transaction immediately following which the stockholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the Transaction own at least sixty percent (60%) of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or other business combination; (B) the purchaser or lessee of the Company’s assets; or (C) both the surviving corporation and the purchaser or lessee in the event of any combination of Transactions; or

c)

Within any 24-month period, the persons who were directors immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board of Directors of the Company or the board of directors of a successor to the Company.

For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board of Directors of the Company by, or on the recommendation of or with the approval of, at least three-fourths of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has expressed an intent to effect a Change of Control or engage in a proxy or other control contest); or.

d)	Such other event or transaction as the Board of Directors of the Company shall determine constitutes a Change of Control.

You acknowledge that as a result of the foregoing acceleration of vesting and exercisability, to the extent that the aggregate Fair Market Value of all Shares subject to stock options that are Incentive Stock Options which are exercisable for the first time by you during any calendar year (under all plans of the Company and its subsidiaries, if any) exceeds $100,000, all or any portion of the Option, as well as any other stock option held by you, may become a stock option which is not an Incentive Stock Option.

7. Transferability. The Option shall not be transferable other than by will or the laws of descent and distribution. More particularly, the Option may not be assigned, transferred, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to these provisions, or the levy of an execution, attachment or similar process upon the Option, shall be void.

You may designate a beneficiary or beneficiaries to exercise your rights with respect to the Option upon your death. In the absence of any such designation, benefits remaining unpaid at your death shall be paid to your estate.

8. Effect of Termination of Employment. Following the termination of your employment with the Company or an Affiliate for any of the reasons set forth below, your right to exercise the Option, as well as that of your beneficiary or beneficiaries, shall be as follows:

a)	Voluntary or Involuntary. In the event your employment is terminated voluntarily or involuntarily for any reason other than retirement, death or permanent disability, you may exercise the Option prior to its Expiration Date, at any time within a period of up to three (3) months after such termination of employment, to the full extent of the number of Shares you were entitled to purchase under that portion of the Option which was vested as of the date of termination of your employment. However, the Committee may, in its sole and absolute discretion, except in the case of the termination of your employment following the occurrence of a Change of Control, during a period of seventy-five (75) days after such termination of employment and following ten (10) days’ written notice to you, reduce the period of time during which the Option may be exercised to any period of time designated by the Committee, provided such period is not less than ninety (90) days following termination of your employment.

b)	Retirement. You shall be deemed to have retired, solely for purposes of this Agreement, in the event that your employment terminates for any reason other than death or disability and you are at least 55 years of age.

(i)	In the event you retire and you have completed ten (10) or more years of service with the Company or an Affiliate, the unvested portion of the Option shall immediately vest in full. Thereafter, you may exercise the Option at any time prior to its Expiration Date, to the full extent of the Shares covered by the Option that were not previously purchased.

(ii)	In the event you retire and you have completed less than ten (10) years of service with the Company or an Affiliate, you may exercise the Option prior to its Expiration Date, at any time within a period of up to two (2) years after the date of your retirement, to the full extent of the number of Shares you were entitled to purchase under that portion of the Option which was vested as of the date of your retirement.

c)	Death Prior to Age 55. In the event your death occurs before you attain the age of fifty-five (55), while you are employed by the Company or an Affiliate, or within three (3) months after the termination of your employment, the unvested portion of the Option shall immediately vest in full. Thereafter, the Option may be exercised prior to its Expiration Date, by your beneficiary(ies), or a legatee(s) under your last will, or your personal representative(s) or the distributee(s) of your estate, to the full extent of the Shares covered by the Option that were not previously purchased:

(i)	At any time within a period of up to one (1) year after your death if such occurs while you are employed, or

(ii)	At any time within a period of up to one (1) year following the termination of your employment if your death occurs within three (3) months thereafter.

d)	Death After Age 55. In the event your death occurs after you attain the age of fifty-five (55), while you are employed by the Company or an Affiliate, or within three (3) months after the termination of your employment, the unvested portion of the Option shall immediately vest in full. Thereafter, the Option may be exercised prior to its Expiration Date, by your beneficiary(ies), or a legatee(s) under your last will, or your personal representative(s) or the distributee(s) of your estate, to the full extent of the Shares covered by the Option that were not previously purchased:

(i)	At any time, if you have completed ten (10) or more years of service with the Company or an Affiliate; or

(ii)	If you have completed less than ten (10) years of service with the Company or an Affiliate, then at any time within a period of up to one (1) year after the date of your death if such occurs while you are employed, or within a period of up to one (1) year after the date of termination of your employment if your death occurs within three (3) months thereafter.

e)	Disability Prior to Age 55. In the event your employment terminates before you attain the age of fifty-five (55), as a result of a permanent disability, the unvested portion of the Option shall immediately vest in full. Thereafter, the Option may be exercised prior to its Expiration Date, by you or by your personal representative(s), at any time within a period of up to one (1) year after your employment terminates due to such permanent disability, to the full extent of the Shares covered by the Option that were not previously purchased.

You shall be considered permanently disabled if you suffer from a medically determinable physical or mental impairment that renders you incapable of performing any substantial gainful employment, and is evidenced by a certification to such effect by a doctor of medicine approved by the Company. In lieu of such certification, the Company shall accept, as proof of permanent disability, your eligibility for long-term disability payments under the applicable Long-Term Disability Plan of the Company.

f)	Disability After Age 55. In the event your employment terminates as a result of a permanent disability after you attain the age of fifty-five (55), the unvested portion of the Option shall immediately vest in full. Thereafter, the Option may be exercised prior to its Expiration Date, by you or by your personal representative(s), to the full extent of the Shares covered by the Option that were not previously purchased:

(i)	At any time, if you have completed ten (10) or more years of service with the Company or an Affiliate; or

(ii)	If you have completed less than ten (10) years of service with the Company or an Affiliate, then at any time within a period of one (1) year after your employment terminates due to such permanent disability.

You shall be considered permanently disabled if you suffer from a medically determinable physical or mental impairment that renders you incapable of performing any substantial gainful employment, and is evidenced by a certification to such effect by a doctor of medicine approved by the Company. In lieu of such certification, the Company shall accept, as proof of permanent disability, your eligibility for long-term disability payments under the applicable Long-Term Disability Plan of the Company.

g)	Change in Duties/Leave of Absence. The Option shall not be affected by any change of your duties or position or by a temporary leave of absence approved by the Company, so long as you continue to be an employee of the Company or of an Affiliate.

9. Repurchase Rights. If you exercise the Option within six (6) months prior to or three (3) months after the date your employment with the Company or an Affiliate terminates for any reason, whether voluntary or involuntary, with or without cause (except as a result of death, permanent disability or retirement pursuant to the Company’s retirement plans then in effect), the Company shall have the right and option to repurchase from you, that number of Shares which is equal to the number you purchased upon such exercise(s) within such time periods, and you agree to sell such Shares to the Company.

The Company may exercise its repurchase rights by depositing in the United States mail a written notice addressed to you at the latest mailing address for you on the records of the Company (i) within thirty (30) days following the termination of your employment for the repurchase of Shares purchased prior to such termination, or (ii) within thirty (30) days after any exercise of the Option for the repurchase of Shares purchased after your termination of employment. Within thirty (30) days after the mailing of such notice, you shall deliver to the Company the number of Shares the Company has elected to repurchase and the Company shall pay to you in cash, as the repurchase price for such Shares upon their delivery, an amount which shall be equal to the purchase price paid by you for the Shares. If you have disposed of the Shares, then in lieu of delivering an equivalent number of Shares to the Company, you must pay to the Company the amount of gain realized by you from the disposition of the Shares exclusive of any taxes due and payable or commissions or fees arising from such disposition.

The Company may exercise its repurchase rights described above only in the event you are terminated for cause, or if you breach any of the covenants contained in Section 10 below.

If the Company exercises its repurchase option prior to the actual issuance and delivery to you of any Shares pursuant to the exercise of the Option, no Shares need be issued or delivered. In lieu thereof, the Company shall return to you the purchase price you tendered upon the exercise of the Option to the extent that it was actually received from you by the Company.

Following the occurrence of a Change of Control, the Company shall have no right to exercise the repurchase rights set forth in this Section.

10. Employee Covenants. In consideration of benefits described elsewhere in these Terms and Conditions and the Stock Option Agreement to which they apply, and in recognition of the fact that, as a result of your employment with the Company or any of its Affiliates, you have had or will have access to and gain knowledge of highly confidential or proprietary information or trade secrets pertaining to the Company or its Affiliates, as well as the customers, suppliers, joint ventures, licensors, licensees, distributors, or other persons and entities with whom the Company or any of its Affiliates does business (“Confidential Information”), which the Company or its Affiliates have expended time, resources, and money to obtain or develop and which have significant value to the Company and its Affiliates, you agree for the benefit of the Company and its Affiliates, and as a material condition to your receipt of benefits described elsewhere in these Terms and Conditions and accompanying the Stock Option Agreement, as follows:

a)

Non-Disclosure of Confidential Information. You acknowledge that you will receive access or have received access to Confidential Information about the Company or its Affiliates, that this information was obtained or developed by the Company or its Affiliates at great expense and is zealously guarded by the Company and its Affiliates from unauthorized disclosure, and that your possession of this special knowledge is due solely to your employment with the Company or one or more of its Affiliates. In recognition of the foregoing, you will not at any time during employment or following termination of employment for any reason, disclose, use or otherwise make available to any third party, any Confidential Information relating to the Company’s or any Affiliate’s business, products, services, customers, vendors, or suppliers; trade secrets, data, specifications, developments, inventions, and research activity; marketing and sales strategies, information, and techniques; long and short term plans; existing and prospective client, vendor, supplier, and employee lists, contacts, and information; financial, personnel, and information system information and applications; and any other information concerning the business of the Company or its Affiliates which is not disclosed to the general public or known in the industry, except for disclosure necessary in the course of your duties or with the express written consent of the Company. All Confidential Information, including all copies, notes regarding, and replications of such Confidential Information will remain the sole property of the Company or its Affiliate, as applicable, and must be returned to the Company or such Affiliate immediately upon termination of your employment.

b)	Return of Property. Upon termination of employment with the Company or any of its Affiliates, or at any other time at the request of the Company, you shall deliver to a designated Company representative all records, documents, hardware, software, and all other property of the Company or its Affiliates and all copies of such property in your possession. You acknowledge and agree that all such materials are the sole property of the Company or its Affiliates and that you will certify in writing to the Company at the time of delivery, whether upon termination or otherwise, that you have complied with this obligation.

c)	Non-Solicitation of Existing or Prospective Customers, Vendors, and Suppliers. You specifically acknowledge that the Confidential Information described in Section 10(a) includes confidential data pertaining to existing and prospective customers, vendors, and suppliers of the Company or its Affiliates; that such data is a valuable and unique asset of the business of the Company or its Affiliates; and that the success or failure of the their businesses depends upon the their ability to establish and maintain close and continuing personal contacts and working relationships with such existing and prospective customers, vendors, and suppliers and to develop proposals which are specific to such existing and prospective customers, vendors, and suppliers. Therefore, during your employment with the Company or any of its Affiliates and for the twelve (12) months following termination of employment for any reason, you agree that you will not, except on behalf of the Company or its Affiliates, or with the Company’s express written consent, solicit, approach, contact or attempt to solicit, approach, or contact, either directly or indirectly, on your own behalf or on behalf of any other person or entity, any existing or prospective customers, vendors, or suppliers of the Company or its Affiliates with whom you had contact or about whom you gained Confidential Information during your employment with the Company or its Affiliates for the purpose of obtaining business or engaging in any commercial relationship that would be competitive with the “Business of the Company” (as defined below in Section 10(e)(i)) or cause such customer, supplier, or vendor to materially change or terminate its business or commercial relationship with the Company or its Affiliates.

d)	Non-Solicitation of Employees. You specifically acknowledge that the Confidential Information described in Section 10(a) also includes confidential data pertaining to employees and agents of the Company or its Affiliates, and you further agree that during your employment with the Company or its Affiliates and for the twelve (12) months following termination of employment for any reason, you will not, directly or indirectly, on your own behalf or on behalf of any other person or entity, solicit, contact, approach, encourage, induce or attempt to solicit, contact, approach, encourage, or induce any of the employees or agents of the Company or its Affiliates to terminate their employment or agency with the Company or any of its Affiliates.

e)	Non-Competition. You covenant and agree that during your employment with the Company or any of its Affiliates and for the twelve (12) months following termination of employment for any reason, you will not, in any geographic market in which you worked on behalf of the Company or any of its Affiliates, or for which you had any sales, marketing, operational, logistical, or other management or oversight responsibility, engage in or carry on, directly or indirectly, as an owner, employee, agent, associate, consultant, partner, or in any other capacity, a business competitive with the Business of the Company. This Section 10(e) shall not apply in the event of a Change in Control as described in Section 6 above.

i)	The “Business of the Company” shall mean any business or activity involved in grocery or general merchandise retailing and supply chain logistics, including but not limited to grocery distribution, business-to-business portal, retail support services, and third-party logistics, of the type provided by the Company or its Affiliates, or presented in concept to you by the Company or its Affiliates at any time during your employment with the Company or any of its Affiliates.

ii)	To “engage in or carry on” shall mean to have ownership in such business (excluding ownership of up to 1% of the outstanding shares of a publicly-traded company) or to consult, work in, direct, or have responsibility for any area of such business, including but not limited to operations, logistics, sales, marketing, finance, recruiting, sourcing, purchasing, information technology, or customer service.

f)	No Disparaging Statements. You agree that you will not make any disparaging statements about the Company, its Affiliates, directors, officers, agents, employees, products, pricing policies or services.

g)	Remedies for Breach of These Covenants. Any breach of the covenants in this Section 10 likely will cause irreparable harm to the Company or its Affiliates for which money damages could not reasonably or adequately compensate the Company or its Affiliates. Accordingly, the Company or any of its Affiliates shall be entitled to all forms of injunctive relief (whether temporary, emergency, preliminary, prospective, or permanent) to enforce such covenants, in addition to damages and other available remedies, and you consent to the issuance of such an injunction without the necessity of the Company or any such Affiliate posting a bond or, if a court requires a bond to be posted, with a bond of no greater than $500 in principal amount. In the event that injunctive relief or damages are awarded to Company or any of its Affiliates for any breach by you of this Section 10, you further agree that the Company or such Affiliate shall be entitled to recover its costs and attorneys’ fees necessary to obtain such recovery. In addition, you agree that upon your breach of any covenant in this Section, the Option, and any other unexercised options issued under the Plan or any other stock option plans of the Company will immediately terminate.

h)	Enforceability of These Covenants. It is further agreed and understood by you and the Company that if any part, term, or provision of these Terms and Conditions should be held to be unenforceable, invalid, or illegal under any applicable law or rule, the offending term or provision shall be applied to the fullest extent enforceable, valid, or lawful under such law or rule, or, if that is not possible, the offending term or provision shall be struck and the remaining provisions of these Terms and Conditions shall not be affected or impaired in any way.

11. Arbitration. You and the Company agree that any controversy, claim, or dispute arising out of or relating to the Stock Option Agreement or the breach of any of these Stock Option Terms and Conditions, or arising out of or relating to your employment relationship with the Company or any of its Affiliates, or the termination of such relationship, shall be resolved by binding arbitration before a neutral arbitrator under rules set forth in the Federal Arbitration Act, except for claims by the Company relating to your breach of any of the employee covenants set forth in Section 10 above. By way of example only, claims subject to this agreement to arbitrate include claims litigated under federal, state and local statutory or common law, such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, including the Civil Rights Act of 1994, the Americans with Disabilities Act, the law of contract and the law of tort. You and the Company agree that such claims may be brought in an appropriate administrative forum, but at the point at which you or the Company seek a judicial forum to resolve the matter, this agreement for binding arbitration becomes effective, and you and the Company hereby knowingly and voluntarily waive any right to have any such dispute tried and adjudicated by a judge or jury. The foregoing not to the contrary, the Company may seek to enforce the employee covenants set forth in Section 10 above, in any court of competent jurisdiction.

This agreement to arbitrate shall continue in full force and effect despite the expiration or termination of your Option or your employment relationship with the Company or any of its Affiliates. You and the Company agree that any award rendered by the arbitrator shall be final and binding and that judgment upon the final award may be entered in any court having jurisdiction thereof. The arbitrator may grant any remedy or relief that the arbitrator deems just and equitable, including any remedy or relief that would have been available to you, the Company or any of its Affiliates had the matter been heard in court. All expenses of the arbitration, including the required travel and other expenses of the arbitrator and any witnesses, and the costs relating to any proof produced at the direction of the arbitrator, shall be borne equally by you and the Company unless otherwise mutually agreed or unless the arbitrator directs otherwise in the award. The arbitrator’s compensation shall be borne equally by you and the Company unless otherwise mutually agreed or unless the law provides otherwise.

12. Severability. In the event that any portion of these Terms and Conditions shall be held to be invalid, the same shall not affect in any respect whatsoever the validity and enforceability of the remainder of these Terms and Conditions.